Exhibit 99.1

Company Contact:
Michael Selsman
Public Communications Co.
ms@publiccommunications.biz
310-553-5732

NEAH POWER SYSTEMS CEO D’COUTO PANELIST ON ENERGY STORAGE DISCUSSION FOR USA – INDIA BUSINESS COUNCIL

Bothell, WA, August 3 , 2009 – Neah Power Systems, Inc., (‘Neah’, OTCBB: NPWZ) www.neahpower.com, the Company developing fuel cells for the military and portable electronic devices, announced today that Dr. Chris D’Couto, the Company’s CEO, has been invited by the US-India Business Council (www.usibc.com) Energy, Environment & Enterprise Executive Committee to participate, on August 6th 2009, as a panelist on the topic of ‘Large-Scale Electricity Storage in India's Renewable Power Sector, along with panelist Saroj Sahu, CTO and Founder of Deeya Energy, with a market overview by McKinsey and Company.

Neah recently announced plans, with EKO VEHICLES of Bangalore India, www.ekovehicle.com, to equip 50,000 Indian villages with Hybrid Electric Renewable Micro Energy Stations (HERMES), bringing renewable, green energy to many hundreds of thousands of people in India. This innovative technology, utilizes the energy management system developed by SolCool, One, a company Neah has agreed to acquire, will use a combination of clean solar and wind power, fuel cells and batteries to replace the very polluting diesel generators that currently provide electricity for the more than 50,000 Indian villages located 200 miles or more off the grid.

Two recent surveys done by the Reserve Bank of India, the Survey of Professional Forecasters' and the Industrial Outlook Survey - show that the Indian economy has stabilized and is ready for a sharp rebound. The first survey shows that India's economy is projected to grow by 6.5 per cent during the current financial year against 5.7 per cent forecast earlier. As for next year, it says the growth rate could rise to 7.5 per cent. India's population will rise to 1.53 billion by 2050, overtaking China and making the country the world's most populous nation.

About NEAH Power

NEAH Power Systems, Inc. (NPWZ) is developing long-lasting, efficient and safe power solutions for the military and for portable electronic devices. NEAH uses a unique, patented, silicon-based design for its micro fuel cells that enable higher power densities, lower cost and compact form-factors. The company’s micro fuel cell system can run in aerobic and anaerobic modes.

Forward-Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See Neah Power System’s Form 10-KSB for the fiscal year ended September 30, 2008 for a discussion of such risks, uncertainties and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the company does not undertake any responsibility to update any of these statements in the future.